UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2016

Lightstone Value Plus Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-52610	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

 (Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 21, 2016, Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Company”) entered into an agreement (the “East 11th Street Transaction”) with US-DEV MASTER HOLDCO LLC, which is majority owned and controlled by the Company’s sponsor (the “Developer”), that provided for the Company to make contributions, on an as-needed basis, of up to $40.0 million in US-DEV HOLDINGS LLC, which is also majority owned and controlled by the Company’s Sponsor and which owns two residential buildings located at 112-120 East 11th Street and 85 East 10th Street in New York, NY. The Developer is developing a hotel at 112-120 East 11th Street (the “East 11th Street Project”).

On September 30, 2016, the Company and the Developer amended the East 11th Street Transaction so that Company’s total aggregate contributions to US-DEV MASTER HOLDCO LLC would increase by $17.5 million to $57.5 million. Development of the East 11th Street Project is expected to be substantially complete during the first quarter of 2019.

In accordance with the Company’s charter, a majority of the Company’s board of directors, including a majority of the Company’s independent directors not otherwise interested in the transaction, approved the amendment of the East 11th Street Transaction as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: October 6, 2016	By:	/s/ Donna Brandin

Donna Brandin
Chief Financial Officer and Treasurer